SERVICES AGREEMENT
                                 CLASS Y SHARES

     This Agreement is made as of September 23, 2005, between Pioneer Investment Management Shareholder Services, Inc. ("Pioneer"), a Massachusetts corporation, and AmSouth Bank, an Alabama banking corporation ("Service Company"). Pioneer is a member of the UniCredito Italiano banking group, register of banking groups.

     WHEREAS Pioneer is the transfer agent to the Pioneer Funds, open-end management investment companies or series thereof (each portfolio is referred to as a "Fund" or collectively as the "Funds");

     WHEREAS Pioneer wishes to have Service Company perform certain recordkeeping, shareholder communication, and other administrative services for its existing customers as of the date of this Agreement that will receive Class Y shares of the Funds listed on Exhibit A hereto in the reorganizations of the AmSouth Funds into Pioneer Funds ("Customers"); and

     WHEREAS Service Company is willing to perform such services on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

     1. Services and Accounts. During the term of this Agreement, Service Company shall perform the services set forth on Exhibit B hereto, as such exhibit may be amended from time to time by mutual consent of the parties (the "Services"). In connection with these Services, Service Company, directly or indirectly, will maintain one or more omnibus accounts per Fund (the "Accounts"). In connection with these Accounts, Service Company represents and warrants that it has the authority to act on behalf of and to provide the Services to the Customers.

     2. Fees. In recognition of Service Company's provision of Services outlined in this Agreement, Pioneer agrees to pay Service Company, on a calendar quarter basis for so long as this Agreement remains in effect, a fee equal to 0.10% of the net assets held by Customers in the Accounts of Class Y shares of each Fund that are held as of the close of business on the last business day of each month. Service Provider will calculate the amount of the fee payable on a monthly basis and shall deliver a statement showing the calculation of the fee payable to Service Provider for the quarter and such other supporting data as may be reasonably requested by Pioneer within 30 days of each quarter end.

     Pioneer represents and warrants that the foregoing fee will be paid to Service Company by Pioneer, or its affiliate, exclusively out of its own resources and not out of the assets of any Pioneer Fund. Any payments made pursuant to this Agreement shall be subject to the following terms and conditions:


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     a. Service Company shall provide to Pioneer each calendar quarter such information as shall reasonably be requested by Pioneer with respect to the fee paid to the Service Company pursuant to this Agreement.

     b. Service Company will permit representatives of Pioneer reasonable access to its personnel and records to enable them to monitor the quality of services being provided by Service Company pursuant to this Agreement.

     3. Recordkeeping. Recordkeeping and other Services as set forth in Exhibit B shall be the responsibility of Service Company and shall not be the responsibility of Pioneer. Pioneer will recognize each Account as a single shareholder and will not maintain separate accounts for Customers.

     4. Transaction Charges. Service Company shall not, during the term of this Agreement, assess against or collect from its customers any transaction fee upon the purchase or redemption of any Fund's shares that are considered in calculating the Fee.

     5. Compliance with Laws. Service Company shall comply with any applicable laws, rules and regulations relating to the Services provided by Service Company pursuant to this agreement. Service Company represents and warrants to Pioneer that it has obtained, and will maintain in effect during the term of the agreement, all registrations under applicable laws, rules and regulations that are necessary to enable it to perform its obligations under this agreement.

     6. Indemnification.

     A. Service Company shall indemnify and hold harmless Pioneer, the Funds and their directors, officers, employees, and agents ("Indemnified Parties") from and against any and all losses, claims, liabilities and expenses (including reasonable attorneys' fees) ("Losses") incurred by any of them arising out of
(i) Service Company's dissemination of information regarding any Fund that is alleged to contain an untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and that was not published or provided to Service Company by or on behalf of the Funds, Pioneer or their affiliated persons ("Affiliates"), as defined under the Investment Company Act of 1940, as amended (the "1940 Act"), or accurately derived from information published or provided by or on behalf of Pioneer, the Funds or any Affiliate, (ii) any breach by Service Company of any representation, warranty or agreement contained in this Agreement, or (iii) any willful misconduct or negligence by Service Company in the performance of, or failure to perform, its obligations under this Agreement, except to the extent such Losses are caused by Pioneer's breach of this Agreement or Pioneer's willful misconduct or negligence in the performance, or failure to perform, its obligations under this Agreement.

     B. Pioneer shall indemnify and hold harmless Service Company and its directors, officers, employees, and agents ("Indemnified Parties") from and against any and all losses, claims, liabilities and expenses (including reasonable attorneys' fees) ("Losses") incurred by any of them


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arising out of (i) any untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and that was published or provided to Service Company by or on behalf of the Funds, Pioneer or their affiliated persons ("Affiliates"), as defined under the Investment Company Act of 1940, as amended (the "1940 Act"), (ii) any breach by Pioneer of any representation, warranty or agreement contained in this Agreement, or (iii) any willful misconduct or gross negligence by Pioneer in the performance of, or failure to perform, its obligations under this Agreement, except to the extent such Losses are caused by Service Company's breach of this Agreement or Service Company's willful misconduct or gross negligence in the performance, or failure to perform, its obligations under this Agreement.

     C. In any event, neither party shall be liable for any special, consequential or incidental damages.

     D. The provisions of this Section 6 shall survive the termination of this Agreement.

     7. Role and Relationship of Service Company. The parties acknowledge and agree that the Services under this Agreement are record keeping, shareholder communication and related services only. This Agreement does not grant Service Company any right to purchase shares from any Fund (although it does not preclude Service Company from purchasing any such shares), nor does it constitute Service Company an agent of Pioneer or any Fund for purposes of selling shares of any Fund to the public. To the extent Service Company is involved in the purchase of shares of any Fund by Service Company's customers, such involvement will be as agent of such customer only.

     8. Price Adjustments.

     A. In accordance with each Fund's error correction policy, in the event adjustments are required to correct any error in the computation of the net asset value and public offering price of Fund shares, Pioneer shall notify Service Company as soon as possible after discovering the need for such adjustments.

     B. In accordance with each Fund's error correction policy, in connection with a redemption of Fund shares, if Service Company received an amount on behalf of an Account, in excess of the amount to which it otherwise would have been entitled (giving effect to any price adjustment), Service Company, when requested by Pioneer, will make a good faith attempt to collect such excess amount from the applicable Customers. Absent Service Company's failure to make such a good faith attempt, however, Service Company will in not be liable to Pioneer for any such amounts if, prior to notice from Pioneer of a price adjustment, such amounts were distributed to Customers.

     C. In accordance with each Fund's error correction policy, if an Account received an amount less than that to which it would otherwise have been entitled prior to a price adjustment,

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Pioneer shall make adjustments to accurately reflect the number of shares held in the Account.

     9. Notices. All notices required by this Agreement shall be in writing and delivered personally or sent by first class mail. Such notices will be deemed to have been received as of the earlier of actual physical receipt or three (3) days after deposit, first class postage prepaid, in the U. S. Mail. All such notices shall be made as follows:

if to Service Company:
AmSouth Bank
1900 5th Avenue North, 10th Floor
Birmingham, Alabama 35203
Attention: General Counsel

if to Pioneer, to:

Pioneer Investment Management Shareholder Services, Inc.
60 State Street
Boston, MA 02109
Attn: General Counsel

     10. Nonexclusivity. Each party hereto acknowledges that the other may enter into agreements similar to this Agreement with other parties for the performance of services similar to those to be provided under this Agreement, unless otherwise agreed to in writing by the parties.

     11. Assignability. This Agreement is not assignable by any party without the other party's prior written consent and any attempted assignment in contravention hereof shall be null and void.

     12. Exhibits and Schedules; Entire Agreement. All Exhibits and Schedules to this Agreement, as they may be amended from time to time, are by this reference incorporated into and made a part of this Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement between the parties as to the subject matter hereof and supersedes any and all agreements, representations and warranties, written or oral, regarding such subject matter made prior to the time at which this Agreement has been executed and delivered by Service Company and Pioneer and/or any of its Affiliates.

     13. Anti-Money Laundering Program. Service Provider hereby acknowledges that: (i) they have adopted an anti-money laundering program that complies with the requirements of applicable anti-money laundering laws, including the USA Patriot Act, the Bank Secrecy Act and applicable regulations thereunder; (ii) they regularly search their databases for shareholder/customer names and countries appearing on U.S. governmental agencies' lists of prohibited persons (e.g., lists maintained by the Office of Foreign Assets Control); and (iii) they monitor their compliance with such program. Service Provider agrees, subject to applicable law,


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to notify Pioneer of any: (i) identified instances of non-compliance that involve an account related to the Funds or Pioneer (a "Pioneer Related Account"), either through a shareholder or transaction(s); and (ii) other anti-money laundering issues that may arise with respect to a Pioneer Related Account. Notwithstanding the foregoing, Pioneer and Service Provider acknowledge that Service Provider will not inform Pioneer of the filing of any Suspicious Activity Reports. Service Provider agrees to notify Pioneer with such periodic certifications of compliance as Pioneer may reasonably request. Such certifications shall be in a form reasonably agreed to by Service Provider.

     14. Short-Term Trading. Service Provider agrees to use reasonable efforts to assist Pioneer by discouraging short-term trading in the Funds, consistent with the policies of Pioneer and each Fund as described in the Fund's prospectus. Service Provider further agrees to notify Pioneer in the event that Service Provider becomes aware of any short-term trading that is inconsistent with such policies with respect to any intermediary or account, including any aggregate activity by accounts under common control. Pioneer reserves the right to restrict the ability of account holders engaging in short-term trading to effect transactions in the Funds, in accordance with the prospectus. Service Provider agrees that upon notice from Pioneer that any short-term activity is disruptive to the fund(s), to terminate such account holder and/or intermediary from subsequent Fund purchases or exchanges.

     15. Records. Service Provider agrees that it will maintain and preserve all records as required by law to be maintained in connection with providing the Services and will otherwise comply with all laws, rules and regulations applicable to the Services. Upon reasonable request of Pioneer, Service Provider will provide copies of all the historical records relating to transactions involving Pioneer or the Funds' customers, all written correspondence regarding the Funds or Pioneer and other materials, in each case as may be requested to enable Pioneer, the Funds or their representatives, including without limitation their auditors, investment adviser or distributor, to monitor and review the Services or to comply with any request of the board of trustees or directors of the funds or of a governmental body or self regulatory organization. Service Provider agrees that Pioneer will have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the Services.

     16. Proprietary Information. Each party hereto acknowledges that the identities of the other party's customers, information maintained by such other party regarding those customers and all computer programs and procedures developed by such other party or such other party's affiliates or agents in connection with such other party's performance of its duties hereunder constitute the valuable property of such other party. Each party agrees that should it or its affiliates or agents come into possession of any list or compilation of the identities of, or other information about, the other party's customers, or any other property of such party, pursuant to this Agreement or any other agreement related to the Services, the party who acquired such information or property, or whose affiliate or agent acquired such information or property, shall use its best efforts to hold, or to cause its affiliate or agent to hold, such information or property in confidence and refrain from using, disclosing, or distributing any of such information or other property, except: (i) with the other party's prior written consent or (ii) as required by law or


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judicial process. Each party acknowledges that any breach of the foregoing agreements as to the other party would result in immediate and irreparable harm to such other party for which there would be no adequate remedy at law and agrees that in the event of such a breach such other party will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate. Notwithstanding the foregoing, neither party will disclose to another party any non-public personal information (as such term is defined in Regulation S-P promulgated by the SEC) of a customer of the other party in connection with this Agreement, except to the extent required to carry out the Services or as otherwise permitted by law.

     17. Amendment. This Agreement and the Exhibits and Schedules hereto may be amended only by a writing executed by each party hereto that is to be bound by such amendment.

     18. Governing Law. This Agreement will be governed by and interpreted under the laws of The Commonwealth of Massachusetts as applied to contracts entered into and to be performed entirely within the Commonwealth.

     19. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

     20. Effectiveness of Agreements; Termination.

     A. The term of this Agreement shall commence on the date of the parties signatures and shall continue in effect until such time as Service Provider ceases to have any Customer holding Class Y shares of a Pioneer Fund. Notwithstanding the foregoing, this Agreement may be terminated immediately by either party if one of the parties commits a material breach of its obligations under this Agreement and fails to cure such breach within 60 days after receipt of written notice of such breach.

     B. After the date of termination as to a Fund, Pioneer will not be obligated to pay the Fee with respect to any shares of the Fund that are first held in Service Company customer accounts after the date of such termination. However, notwithstanding any such termination, Pioneer will remain obligated to pay Service Company the Fee as to each share of the Fund that was considered in the calculation of the Fee as of the date of termination (a "Pre-Termination Share") for so long as such Pre-Termination Share is held in any Service Company account and Service Company continues to perform substantially all of the Services as to such Pre-Termination Share, and this Agreement will otherwise remain in full force and effect as to any such Pre-Termination Share.


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     IN WITNESS WHEREOF, the parties have executed this Agreement by a duly authorized representative of the parties hereto.


                                          AmSouth Bank

                                          By:  /s/ Kent Lytle
                                               -----------------------
                                          Name:  Kent Lytle
                                          Title: Senior Vice President


                                          Pioneer Investment Management
                                          Shareholder Services, Inc.

                                          By: /s/ Mark D. Goodwin
                                              ------------------------
                                          Name:  Mark D. Goodwin
                                          Title: Executive Vice President


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                                    EXHIBIT A



Class Y shares of beneficial interest in:

Pioneer Bond Fund
Pioneer Cash Reserves Fund
Pioneer Classic Balanced Fund
Pioneer Florida Tax Free Income Fund
Pioneer Focused Equity Fund
Pioneer Fund
Pioneer Government Income Fund
Pioneer Growth Opportunities Fund
Pioneer Ibbotson Aggressive Allocation Fund
Pioneer Ibbotson Growth Allocation Fund
Pioneer Ibbotson Moderate Allocation Fund
Pioneer International Core Equity Fund
Pioneer Mid Cap Value Fund
Pioneer Oak Ridge Large Cap Growth Fund
Pioneer Short Term Income Fund
Pioneer Tax Free Income Fund
Pioneer Tax Free Money Market Fund
Pioneer Treasury Reserves Fund
Pioneer Value Fund


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                                    EXHIBIT B

                                    SERVICES

     1.   Record Maintenance

          Service Company shall maintain the following records for each customer who beneficially owns Fund shares through a Service Company account:

     A.   number of shares;
     B. date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;
     C. name and address of the customer, including zip codes and social security numbers or taxpayer identification numbers;
     D.   records of distributions and dividend payments;
     E.   any transfers of shares; and
     F.   overall control records.

     2.   Shareholder Communications

     Service Company shall:

          A. Provide to a shareholder mailing agent for the purpose of mailing certain Fund-related materials the names and addresses of all Service Company customers who hold shares of such Fund in their Service Company accounts. The shareholder mailing agent shall be a person or entity with whom the Fund has arranged for the distribution of certain Fund-related materials. The Fund-related materials shall consist of updated prospectuses and any supplements and amendments thereto, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications. In the alternative, Service Company may distribute the Fund-related materials to its customers;

          B. Mail current Fund prospectuses and statements of additional information, annual and other periodic reports and confirmation statements upon customer request;

          C. Provide statements to customers on a periodic basis as requested by client (in any event, no less frequently than annually) showing, among other things, the number of shares of each Fund owned by such customer and the net asset value of such Fund as of a recent date;

          D. Produce and provide to customers confirmation statements reflecting purchases and redemptions of shares of each Fund in Service Company accounts upon customer request;

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          E. Respond to customer inquiries regarding, among other things, share prices, account balances, dividend amounts and dividend payment dates;

          F. When appropriate, distribute proxy material furnished by Pioneer to Customers and vote the shares as directed by such Customers. Where specific proxy voting rights have not been granted to Service Company by a Customer, Service Company will not in any way recommend action in connection with or oppose or interfere with the solicitation such proxies.

     3.   Transactional Services

          Service Company shall communicate to each Fund, as to shares of each Fund, purchase, redemption and exchange orders reflecting the orders it receives from its Customers. Service Company shall also communicate to its Customers, as to shares of each Fund, mergers, splits and other reorganization activities.

     4.   Tax Information Returns and Reports

          Service Company shall prepare and file with the appropriate governmental agencies, such information, returns and reports as are required to be so filed for reporting (i) dividends and other distributions made, (ii) amounts withheld on dividends and other distributions and payments under applicable federal and state laws, rules and regulations, and (iii) gross proceeds of sales transactions as required.


     5.   Fund Communications

          Service Company shall, on a daily basis and for each Fund, report the number of shares on which the Fee is to be paid pursuant to this Agreement and the number of shares on which no such Fee is to be paid. Service Company shall also provide each Fund with monthly summaries of reports. Such summaries shall be expressed in both shares and dollar amounts.


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